Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ultratech Inc. 1993 Stock Option/Stock Issuance Plan as Amended and Restated May 31, 2011 of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of Ultratech, Inc. and the effectiveness of internal control over financial reporting of Ultratech, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 4, 2011